Steven A. Mills
Chairman of the Compensation Committee of
the Board of Directors

Marsh McLennan
1166 Avenue of the Americas
New York, NY 10036
T +1 212 345 5000
www.mmc.com

July 10, 2024

John Q. Doyle
Hand Delivery

Subject: Terms of Employment

Dear John,

This second amendment to the Letter Agreement, dated November 10, 2022, between you and Marsh & McLennan Companies, Inc. as subsequently amended on February 22, 2024 (together, the “Letter Agreement”), revises the terms and conditions of your employment as President and Chief Executive Officer of Marsh McLennan. The Letter Agreement will continue to govern your employment except as specified below:

1Exhibit A to the Letter Agreement shall be deleted and replaced in its entirety with the attached Exhibit A.

The terms of this amendment are effective as of July 10, 2024. Please acknowledge your agreement with the terms of the Letter Agreement, as further amended by this second amendment, by signing and dating this and the enclosed copy and returning one to me.

Sincerely,

/s/ Steven A. Mills

Steven A. Mills
Chairman of the Compensation Committee of the Board of Directors
Marsh McLennan

Accepted and Agreed:

/s/ John Q. Doyle__________
(Signature)

July 10, 2024 ____________
Date

July 10, 2024
John Q. Doyle

Exhibit A

Board or Committee Memberships	•The Board of the Greenberg School of Risk Management at St.John’s University •The Board of New York Police and Fire Widows and Children’s Benefit Fund •Inner-City Scholarship Fund
Annual Base Salary	$1,500,000 effective as of April 1, 2024.
Annual Target Bonus Opportunity
Bonus awards are discretionary. Target bonus of $3,750,000 commencing with the 2024 performance year (awarded in February 2025). Actual bonus may range from 0% - 200% of target, based on achievement of individual performance objectives, Marsh’s performance and/or Marsh McLennan’s performance as Marsh McLennan may establish from time to time.

Annual Target Long-Term Incentive Opportunity	Long-term incentive awards are discretionary. Target grant date fair value of $13,750,000, commencing with the award to be granted in 2024
Other Benefits
• You will have access to a car and driver for business purposes and personal use including work/home travel.

• You will have access to corporate aircraft for personal travel, up to $275,000 in aggregate incremental cost each calendar year, commencing with the 2024 calendar year, as calculated by the Company for disclosure purposes for the Summary Compensation Table of the Company’s Proxy Statement; provided that this amount and calculation methodology will be reviewed from time to time and subject to adjustment to reflect market trends and security considerations. The Company currently calculates incremental cost by totaling the incremental variable costs associated with personal flights on the aircraft (including hourly charges, taxes, passenger fees, international fees and catering).

If the imputed income attributable to these benefits is taxable to you, then the taxes associated with this taxable income will not be reimbursed or paid by the Company.